                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                Lands' End, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO]    LANDS'END
DIRECT MERCHANTS


                         NOTICE OF 2002 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                 April 22, 2002

Dear Shareholder:

   The annual meeting of Lands' End, Inc. shareholders will be held at our headquarters in Dodgeville, Wisconsin, on Wednesday, May 22, 2002, beginning at 10:00 a.m. C.D.T. See the map on the back cover of this Proxy Statement for directions.

   The directors and officers of your company join me in extending you a cordial invitation to attend.

   For those of you interested in seeing, firsthand, how we fill an order, tours of our facilities will be available before the meeting. The first tour will leave the activity center at 8:00 a.m. and the last one will leave promptly at 9:00 a.m.

   The agenda for the meeting includes the election of three directors, the approval of an amendment to the Company's Stock Option Plan and the ratification of the appointment of independent public accountants. There also will be a brief management presentation on the state of the business.

   I hope you can be there, but whether you attend the meeting in person or not, it's important that your shares be represented. To make sure they are, please mark your votes on the enclosed proxy card and sign, date and mail it in the postage-paid envelope or follow the instructions on the proxy card to vote by telephone or over the Internet. It will help us keep postage costs down if you take a minute to do so now.

                                          /s/ Gary C Comer

                                              Gary C. Comer
                                              Chairman

[LOGO]    LANDS'END
DIRECT MERCHANTS

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 2002

To Our Shareholders:

   The annual meeting of shareholders of Lands' End, Inc. (the ''Company'') will be held at the offices of the Company, One Lands' End Lane, Dodgeville, Wisconsin 53595, on May 22, 2002, at 10:00 a.m. C.D.T. for the following purposes:

    1. To elect three members to the Board of Directors of the Company to serve until the annual meeting of shareholders in 2005, and until their successors are duly elected and qualified.

    2. To approve an amendment to the Company's Stock Option Plan.

    3. To ratify the appointment of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending January 31, 2003.

    4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on March 29, 2002, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

   Please complete and return the enclosed proxy in the envelope provided or follow the instructions on the proxy card to vote by telephone or over the Internet whether or not you intend to be present at the meeting in person.

                                          By order of the Board of Directors,

                                          /s/ Robert S Osborne

                                              Robert S. Osborne
                                              Secretary

Dodgeville, Wisconsin
April 22, 2002

   YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR OVER THE INTERNET.

                                PROXY STATEMENT

Introduction

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lands' End, Inc., a Delaware corporation (the ''Company''), of proxies to be voted at the 2002 annual meeting of shareholders on Wednesday, May 22, 2002, and at any adjournment thereof (the ''Annual Meeting''). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 22, 2002.

Proxies

   Properly signed and dated proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon or, in the absence of such instructions, (a) FOR election to the Board of Directors of the persons nominated by the Board, (b) FOR the amendment to the Company's Stock Option Plan, (c) FOR ratification of the appointment of Ernst & Young LLP as independent public accountants for the Company, and (d) in accordance with the best judgment of the persons named in the proxy card on any other matters which may properly come before the meeting. Proxies may also be voted by telephone or over the Internet by following the instructions on the proxy card. Any proxy may be revoked for any reason prior to voting by notifying the Secretary of the Company in writing of such revocation, by submitting a later dated proxy card, by providing subsequent telephone or Internet voting instructions or by voting by ballot at the meeting, which will cancel any proxies previously submitted. The Company has appointed an officer of Wells Fargo Bank Minnesota N.A., transfer agent for the Company, to act as an independent inspector at the Annual Meeting.

Voting of Proxies and Shares Outstanding

   Holders of record at the close of business on March 29, 2002, of shares of the Company's common stock, $.01 par value per share (the ''Common Stock''), are entitled to vote on all matters which may be properly presented at the Annual Meeting. The number of shares of Common Stock of the Company outstanding on March 29, 2002, the record date for the meeting, was 30,008,992 which were owned by 1,791 shareholders of record. Each share of Common Stock is entitled to one vote.

   The holders of at least a majority of the shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for the Annual Meeting to be held. Directors will be elected by a plurality of the votes cast for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of each of the other actions proposed to be taken at the Annual Meeting. On each such proposed action, pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a proposed action. A broker non-vote (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on a proposed action is considered not entitled to vote on that action and thus is not counted in determining whether an action requiring approval of a majority of the shares present and entitled to vote at the Annual Meeting has been approved.

                             ELECTION OF DIRECTORS

   The Board of Directors is currently composed of seven directors. The directors are divided into three classes, two of which are composed of two directors each, and one of which is composed of three directors. One class is elected each year for a three year term.

   The Nominating Committee has nominated David F. Dyer, Cheryl A. Francis and Richard C. Marcus to serve as directors until the annual meeting of shareholders in 2005 and until their respective successors are duly elected and qualified. The Board of Directors recommends that shareholders vote ''FOR'' the election of
Mr. Dyer, Ms. Francis and Mr. Marcus.

   The following tabulation sets forth, as of March 29, 2002, certain information about each nominee for election to the Company's Board of Directors and each continuing director.

                Director Nominees for a Term to Expire in 2005

David F. Dyer                                                     Age: 52

   President, Chief Executive Officer and Member of the Board of Directors since rejoining the Company in October 1998. In 1989, Mr. Dyer entered the employ of the Company as Managing Director of Home Furnishings, became Executive Vice President of Merchandising in 1990, and was named Vice Chairman, Merchandising and Sales in 1993. He was a director of the Company from 1991 until August 1994. Mr. Dyer was President and Chief Operating Officer of the Home Shopping Network from August 1994 until August 1995, at which time he became an independent catalog/retail consultant, most recently with the Texas Pacific Group and the J. Crew Group. From 1972 to 1989, Mr. Dyer was employed at Burdine's, a specialty retail chain, where he served as Senior Vice President of Marketing and General Merchandising Manager of Women's Apparel, Accessories and Cosmetics. Mr. Dyer is also a director of ADVO, Inc., a direct mail marketing services company.

Cheryl A. Francis                                                 Age: 48

   Director of the Company since May 2001. Ms. Francis served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Company from 1995 until spring 2000. Prior to Donnelley, she was Vice President and Treasurer of FMC Corporation, where she served in various senior financial management positions since 1982. Ms. Francis is a current member of the board of directors for Hon Industries Inc.

Richard C. Marcus                                                 Age: 63

   Director of the Company since January 2001. Mr. Marcus served as Chief Executive Officer of Neiman Marcus from 1979 to 1988. Subsequently, he has been an e-commerce entrepreneur and consultant, including with the InterSolve Group, a company he co-founded in 1991. From 1994 to 1995, he served as Chief Executive Officer of the Plaid Clothing Group. Since 1997, Mr. Marcus has been a Senior Advisor with the New York-based, investment banking firm, Peter J. Solomon Company. He currently serves on the board of directors for the Zale Corporation, Michaels Stores, Inc. and fashionmall.com, Inc.

                     Directors Whose Term Expires in 2003

Richard C. Anderson                                               Age: 72

   Vice Chairman of the Company since 1984. Mr. Anderson served as Chief Executive Officer of the Company from 1990 through January 1993. In addition, Mr. Anderson served as President and Chief Operating Officer from 1989 until 1992. He has been a director of the Company since 1979. From 1977 to 1984, Mr. Anderson was a senior executive of Needham, Harper & Steers, serving as Executive Vice President in charge of programming and media from 1981 until 1984.

Paul D. Schrage                                                   Age: 67

   Director of the Company since January 2001. Mr. Schrage served as Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation and as a member of that company's board of directors when he retired in 1997. Mr. Schrage joined McDonald's in 1967 as National Marketing Director, was elected Vice President in 1968, Executive Vice President in 1970 and Chief Marketing Officer in 1980. Mr. Schrage also serves on the board of directors of Wolverine World Wide, Inc., the Aid Association for Lutherans, Lutheran Brotherhood, Compact Industries, Inc. and Foodland Supermarkets.

                     Directors Whose Term Expires in 2004

Gary C. Comer                                                     Age: 74

   Founder of the Company and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. He has been a director of the Company since 1963. Prior to 1963, Mr. Comer was employed for ten years as a copywriter at Young & Rubicam.

Eliot Wadsworth, II                                               Age: 59

   Director of the Company since March 2001. Mr. Wadsworth has been the owner and Chief Executive Officer of White Flower Farm, Inc. a mail-order nursery business, since 1975. He was founder of Boston Common Press, L.P., a niche publishing company, has served as its Managing Director for the last 10 years and currently serves on its board of directors. Mr. Wadsworth is also a co-founder and General Partner of Housatonic Partners, a private equity investment partnership in Boston, founded in 1994.

                    MEETINGS AND COMPENSATION OF DIRECTORS

   The Board of Directors held thirteen formal meetings during the fiscal year ended February 1, 2002. All directors attended at least 75% of the total number of meetings of the Board and committees of which they were members. Directors who are not salaried officers or employees of the Company are eligible to receive compensation as described in the following paragraphs. In addition, the reasonable expenses incurred by each director in connection with his or her duties as a director are reimbursed by the Company. Each director who is a salaried officer or employee of the Company earns no additional compensation for service as a director.

   Several new directors joined the Board early in fiscal 2002. At that time, Mr. Dyer and Mr. Comer, who have served as a special Board committee dealing with non-employee director compensation, made recommendations to the Board after discussions with the independent consulting firm that regularly advises the Compensation Committee. Based on this recommendation, the Board approved an increase in the cash retainer from $20,000 to $30,000 per year, without the option of deferral. In addition, the Board amended the Non-Employee Director Stock Option Plan (the "DSOP") to provide that no further stock options would be issued thereunder, although outstanding stock options will continue in accordance with their terms. Accordingly, 277,083 of the stock options previously authorized but unissued under the DSOP will no longer be available for issuance. In light of the foregoing action, upon the recommendation of the committee, the Board adopted a new plan for non-employee directors, known as the Director Stock Grant Plan (the "DSGP"), effective as of the beginning of fiscal 2002. The DSGP provides that each new non-employee director will receive an initial grant of 2,000 shares of the Company's Common Stock sixty days after joining the Board and that each non-employee director will receive an annual grant of 2,000 shares on the date of each Annual Meeting (or, if later than the Annual Meeting, sixty days after joining the Board). All such grants will vest immediately. The Company has reserved 100,000 shares of Common Stock for issuance under the DSGP. During fiscal 2002, Messrs. Marcus and Schrage each received an initial grant of 2,000 shares with a grant value of $28.31 per share, Mr. Wadsworth received an initial grant of 2,000 shares with a grant value of $33.95 per share, and Ms. Francis received an initial grant of 2,000 shares with a grant value of $41.60 per share. In addition, Messrs. Anderson, Marcus, Schrage and Wadsworth each received an annual grant of 2,000 shares with a grant value of $34.25 per share, and Ms. Francis received an annual grant of 2,000 shares with a grant value of $41.60 per share. Mr. Comer has waived his eligibility to receive the cash retainer and to participate in the DSGP.

   The Company contributed premiums of $1,758 each to the Lands' End, Inc. Health Care Plan on behalf of Messrs. Anderson and Comer in fiscal year 2002.

                       BOARD COMPOSITION AND COMMITTEES

   The Board has three current standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Early in fiscal 2002, the Board engaged in general discussions about corporate governance matters, leading to its adoption of a Statement of Board Policy Regarding Corporate Governance (the "Board Policy"). The Board Policy provided for the establishment of the Nominating Committee and the combination of the Compensation Committee and the Performance Compensation Committee into a single committee as of the 2001 annual meeting of shareholders. Each of the committees is briefly described below.

   The Board Policy also relates to other matters involving Board composition and activities. The Board Policy, which is subject to change from time to time by the Board of Directors, was included in the 2001 Proxy Statement.

Audit Committee

   The members of the Audit Committee are Cheryl Francis (chair), Richard Marcus and Eliot Wadsworth. The functions of the Audit Committee are described in the Audit Committee Charter, which was included in the 2001 Proxy Statement. These functions include, among other things, evaluating and recommending annually to the Board of Directors the firm to be employed by the Company as its external auditors, consulting with the internal audit department and the external auditors regarding matters such as the plan of audit, the adequacy of internal accounting controls and systems, and the review of financial statements and reports to be included in quarterly and annual reports. However, the Audit Committee is not expected to audit the Company, to define the scope of the audit, to control the Company's accounting practices, or to define the standards to be used in preparation of the Company's financial statements. The Audit Committee held nine formal meetings during fiscal year 2002.

Compensation Committee

   The members of the Compensation Committee are Paul Schrage (chair), Cheryl Francis, and Richard Marcus. The Compensation Committee is responsible for, among other things, monitoring and approving compensation and other employment terms, administering the Stock Option Plan, including the grant of options thereunder, and administering the Company's non-stock based compensation plans. The Compensation Committee held five formal meetings during fiscal year 2002.

   Except for the DSGP described above, none of the members of the Compensation Committee is or has been, for a period of at least one year prior to appointment, eligible to receive a benefit under any plans of the Company entitling participants to acquire Common Stock, stock options or stock appreciation rights.

Nominating Committee

   The Nominating Committee consists of all non-employee directors of the Company, currently Ms. Francis and Messrs. Comer, Anderson, Marcus, Schrage and Wadsworth. The Nominating Committee has responsibility for selecting any new Chief Executive Officer for the Company and for selecting prospective directors to fill vacancies on the Board of Directors that occur from time to time due to retirement or resignation. In addition, prior to each annual meeting, those members of the Nominating Committee whose director term will not expire at the annual meeting will determine the slate of directors proposed for election at the annual meeting. Prior to the mailing of this Proxy Statement, the Nominating Committee nominated Ms. Francis and Messrs. Dyer and Marcus, in accordance with the foregoing nominating procedure, for election to the Board of Directors at the 2002 Annual Meeting. The Nominating Committee held three formal meetings during fiscal 2002.

   The Nominating Committee will consider nominees recommended by shareholders, provided that such recommendations are in writing and are received by the Director of Investor Relations not later than December 23, 2002.

Performance Compensation Committee

   The Performance Compensation Committee administered the Stock Option Plan, established the terms of any options granted thereunder and administered the Company's non-stock based compensation plans prior to the reorganization of this Committee into the Compensation Committee in early fiscal 2002. The Performance Compensation Committee held one formal meeting during fiscal year 2002. The members of the Performance Compensation Committee were Richard Marcus (chair) and John N. Latter. Mr. Latter ceased to be a member of this Committee and the Board as of the 2001 Annual Meeting.

   Notwithstanding anything to the contrary, the following reports of the Audit Committee and the Compensation Committee and the stock performance graph under the section entitled "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

   The Audit Committee of the Board of Directors (the "Audit Committee") is currently comprised of three independent directors and acts under a written Audit Committee Charter adopted by the Board of Directors in fiscal 2001. The Audit Committee Charter, which is subject to change from time to time by the Board of Directors, was included in the 2001 Proxy Statement. Each of the members of the Audit Committee is independent, as defined by the Audit Committee Charter and the listing standards of the New York Stock Exchange.

   Management has primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

   In this context, the Audit Committee reviewed and discussed the Company's audited financial statements for fiscal 2002 with management and the independent auditors. The independent auditors for fiscal 2002 were Arthur Andersen LLP. The Audit Committee discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS
61). SAS 61 requires independent auditors to communicate matters related to the conduct of the audit to audit committees. Arthur Andersen LLP reported to the Audit Committee that, based on its inquiries, to its knowledge, the Company's internal controls are adequate and sufficient.

   In addition, the Audit Committee received from Arthur Andersen LLP the written disclosures required by Independence Standards Board Standard No. 1, which requires the written disclosure of all relationships between the Company and its independent auditors that, in the independent auditors' professional judgment, may reasonably be thought to bear on independence and confirmation that, in its professional judgment, it is independent of the company that it is auditing.

   During fiscal year 2002, the Company retained Arthur Andersen LLP to provide services as follows:

                       Financial Information Systems
            Audit Fees Design and Implementation Fees All Other Fees
            ---------- ------------------------------ --------------
             $135,000.               $0                  $930,000

   The category of "all other fees" consists primarily of services provided for tax, forecasting and other miscellaneous projects. The Audit Committee has considered whether Arthur Andersen LLP's provision of services other than audit services was compatible with maintaining auditor independence and has concluded that it was.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2002, for filing with the Securities and Exchange Commission, and the Board of Directors accepted such recommendation. In early fiscal 2003, the Audit Committee considered various matters related to the engagement of Arthur Andersen LLP, as described in "Ratification of Appointment of Independent Public Accountants" below. On March 25, 2002, the Board of Directors and the Audit Committee dismissed Arthur Andersen LLP as the Company's independent auditors and engaged Ernst & Young LLP, subject to shareholder ratification, as the Company's independent auditors for fiscal year 2003.

                                          Submitted by the Audit Committee
                                          of the Board of Directors

                                          Cheryl Francis, Chair
                                          Richard Marcus
                                          Eliot Wadsworth

                            EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

  Overview

   Our goal as a Compensation Committee is to provide a compensation framework for recruiting, motivating, rewarding and retaining the Company's employees, including its executive officers. We endeavor to provide leadership by using compensation to tie executives' financial interests to those of the shareholders in order to help achieve the Company's vision and goals. We regularly engage a nationally recognized compensation consulting firm to assist our Committee in developing an overall perspective on base and incentive compensation and benefit practices and to advise on specific issues relating to the Company's compensation practices. Representatives of the consulting firm meet with us (sometimes with other Board members in attendance) on a regular basis and have other informal discussions with members of our Committee.

  Components of Fiscal Year 2002 Compensation

   The principal elements of compensation for the Company's executive officers currently consist of base salary, bonuses under the Annual Incentive Plan, awards under the Stock Option Plan and discretionary bonuses based on individual performance. The Company's Chief Executive Officer and the four other most highly compensated executive officers are referred to in this Proxy Statement as the "Named Executive Officers." With respect to fiscal 2002, the Company awarded discretionary bonuses of $50,000 to Ms. Meads and $25,000 to each of Messrs. Jones, Eisenberg and Schaecher.

   Base Salary. In determining and reviewing base salary levels, the Compensation Committee considers the size and responsibility of the individual's position, the individual's overall performance, the base salaries paid by competitors for comparable positions and, in the case of new hires, the amount of the individual's prior compensation and the need to induce the individual to enter the employ of the Company. In making salary decisions with respect to senior executives and overseeing other salary decisions made by management, the Committee exercises its discretion and judgment based on the foregoing factors, without applying a specific formula to determine the weight of each factor considered.

   Annual Incentive Plan. The Annual Incentive Plan (bonus) provides for participation by most of the Company's salaried employees (currently approximately 881 individuals). Pursuant to this plan, each participant is granted an annual incentive award at or about the beginning of each fiscal year. Each annual incentive award consists of the right to be eligible to receive a cash bonus, part of which is paid in December or January of the fiscal year to which the grant relates and the balance of which is paid in the month of March following such fiscal year, provided that the participant remains employed by the Company at the end of such fiscal year.

   Other than participants employed by international subsidiaries of the Company, each participant's bonus eligibility amount is 10% of base salary, provided that the Compensation Committee has the right to approve higher levels for certain participants on an individual basis. For fiscal 2002 and prior years, participants earned bonuses equal to their bonus eligibility amount multiplied by a factor of 0% to 200%, depending on financial results based on the Company's annual pre-tax margin, with a factor of 100% (that is, no adjustment) being applied if the Company achieves a pre-tax income divided by net merchandise sales of 8%. For fiscal 2002, the bonus eligibility amounts for most of the Company's salaried employees were 10% of base salary. The bonus eligibility amounts for fiscal 2002 were 100% for Mr. Dyer, 80% for Mr. Jones, 70% for Ms. Meads and 60% for the other Named Executive Officers.

   Stock Option Plan. The Company's Stock Option Plan was administered by the Performance Compensation Committee until May 2001 and by the Compensation Committee thereafter. A total of 145,000 stock options were awarded to a total of 9 recipients under the Company's Stock Option Plan in fiscal year 2002. None of the options were granted to a Named Executive Officer. The number of options awarded and the number of recipients were lower in fiscal 2002 than in the previous fiscal year due to the timing of committee meetings, with the result that some options that would have been awarded in early fiscal 2002 were in fact awarded in late fiscal 2001. In early fiscal 2003, the Compensation Committee awarded a total of 557,500 stock options to a total of 117 recipients, which the Committee believes reflects a more normalized annual rate at which it expects to award stock options in the future, assuming that the amendment to increase the number of shares eligible for options is approved as described elsewhere in this document.

   The stock option awards made in early fiscal 2003 utilized approximately all of the shares of Common Stock available for issuance under the Stock Option Plan. As a result, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, an increase in the total number of shares of Common Stock that may be issued under the Stock Option Plan. For additional information regarding the increase in the number of shares that may be issued under the Stock Option Plan, see "Approval of Amendment to the Stock Option Plan" below.

  Chief Executive Officer Compensation

   David F. Dyer's base salary for the 53-week fiscal 2002 was $458,654, which is the level established when Mr. Dyer rejoined the Company as Chief Executive Officer in 1998. At a meeting in March 2002, after the end of fiscal 2002, the Compensation Committee determined to make certain changes to Mr. Dyer's compensation package in light of the financial results that had been achieved for fiscal 2002 and the Committee's judgment as to Mr. Dyer's contribution to the Company's success. On this basis, the Committee recommended that the Board of Directors increase Mr. Dyer's annual base salary to $550,000 for fiscal 2003 and award Mr. Dyer a discretionary bonus of $100,000 to be paid in fiscal 2003 in recognition of his strong performance, which recommendation was accepted by the Board of Directors at a subsequent meeting. The Committee also increased his bonus eligibility amount to 120%.

  Tax Matters

   The Compensation Committee and the Board have considered the provisions of
Section 162(m) of the Internal Revenue Code, which impose an annual limit of $1 million on the deductibility of compensation payments to a company's Chief Executive Officer and the four other most highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of such company's taxable year. ''Performance-based compensation'' (as defined in the Code) is excluded from this limit. It is the Company's intention to preserve the deductibility of compensation paid to its employees, including gains realized upon the exercise of non-qualified stock options, to the extent feasible and consistent with the Company's overall compensation philosophy. Notwithstanding the foregoing, the Compensation Committee believes that the Company's compensation philosophy is appropriate and consistent with the long-term interests of the Company, without regard to tax considerations. In the event of changes in the tax law or other circumstances that might affect tax treatment, we would not currently anticipate that fundamental changes would be made in the Company's overall compensation policies and practices.

                                          Submitted by the Compensation
                                            Committee
                                          of the Board of Directors

                                          Paul Schrage, Chair
                                          Richard Marcus
                                          Cheryl Francis

Summary Compensation Table

   Set forth below is certain information concerning the compensation for each of the Named Executive Officers for the fiscal year ended February 1, 2002 (a 53-week fiscal year):

                                                                     Long-Term
                                    Annual Compensation         Compensation Awards
                            --------------------------------    -------------------
                                                                Restricted
                                                   Other Annual   Stock      Stock   All Other
                            Fiscal Salary   Bonus  Compensation   Awards    Options Compensation
Name and Principal Position  Year   ($)      ($)       ($)         ($)        (#)      ($)(1)
--------------------------- ------ ------- ------- ------------ ----------  ------- ------------
David F. Dyer..............  2002  458,654 401,322       -0-       -0-          -0-    96,161(2)
President and Chief          2001  450,000 112,500       -0-       -0-          -0-   285,185
Executive Officer            2000  450,000 202,500       -0-       -0-          -0-   117,469
Jeffrey A. Jones...........  2002  407,692 310,385       -0-       -0-          -0-   158,079(3)
Chief Operating Officer      2001   53,846     -0-   150,000(4)    -0-      300,000       -0-
Mindy C. Meads.............  2002  394,519 283,044       -0-       -0-          -0-    31,832
Executive Vice President,    2001  361,250  54,187       -0-       -0-       50,000    23,083
Merchandising and Design     2000  350,000  94,500       -0-       -0-          -0-   142,417
Lee Eisenberg..............  2002  387,019 228,185       -0-       -0-          -0-    51,414(5)
Executive Vice President,    2001  361,250  54,187    50,000(6)    -0-       50,000    33,608
Creative Director            2000  329,808  89,048   200,000(7)    -0-      200,000    74,266
Francis P. Schaecher.......  2002  253,461 158,067       -0-       -0-          -0-    21,928(8)
Senior Vice President,       2001  242,500  36,375       -0-       -0-       25,000    16,373
Operations                   2000  235,000  63,450       -0-       -0-          -0-    16,304

--------
(1) For fiscal year 2002, these amounts represent, except as otherwise noted, the taxable portion of premiums on Company-provided life insurance, the Company's contributions to the Retirement Plan and the Company's contributions to the Deferred Compensation and Excess Benefit Plan, in the following amounts: Mr. Dyer $1,688, $15,752, $20,545, respectively; Mr Jones, $2,020, $8,085, $13,757, respectively; Ms. Meads, $1,101, $15,997,
    $14,734, respectively; Mr. Eisenberg $2,491, $15,563, $13,500; Mr.
    Schaecher, $1,678, $14,240, $4,931, respectively.
(2) Of the $96,161 in fiscal year 2002, $58,176 is for personal use of Company planes and the remainder is described in footnote (1) above.
(3) Of the $158,079 in fiscal year 2002, $12,952 is for personal use of Company planes, $64,816 is for relocation expenses, $56,449 is for reimbursement for his income tax liability on the relocation expenses paid on his behalf and the remainder is described in footnote (1) above.
(4) In fiscal year 2001, Mr. Jones received a signing bonus of $150,000 from the Company pursuant to the terms of his appointment as Chief Operating Officer effective December 1, 2000.
(5) Of the $51,414 in fiscal year 2001, $19,860 is for personal use of Company planes and the remainder is described in footnote (1) above.
(6) In fiscal year 2001, Mr. Eisenberg received the final portion of his signing bonus of $50,000 from the Company. Mr. Eisenberg deferred this portion of his signing bonus as part of his employment agreement.
(7) In fiscal year 2000, Mr. Eisenberg received a signing bonus of $200,000 from the Company pursuant to the terms of his appointment as Executive Vice President, Creative Director effective February 1, 1999.
(8) Of the $21,928 in fiscal year 2001, $1,079 is for personal use of Company planes and the remainder is described in footnote (1) above.

Stock Option Grants in Fiscal Year 2002

   The Company did not grant options to acquire Common Stock to any Named Executive Officer during the fiscal year ended February 1, 2002.

Stock Option Exercises and Fiscal Year-End Value Table

   Set forth below is certain information relating to options to acquire Common Stock exercised by each Named Executive Officer during the fiscal year ended February 1, 2002, and options to acquire Common Stock held by each Named Executive Officer as of such date.

                                               Number of Securities
                        Shares                Underlying Unexercised       Value of Unexercised
                       Acquired     Value        Stock Options at           In-the-Money Stock
                          on       Realized         FY-End (#)            Options at FY-End ($)
Name                 Exercise (#)   ($)(1)   Exercisable/Unexercisable Exercisable/Unexercisable(2)
----                 ------------ ---------- ------------------------- ----------------------------
David F. Dyer.......   500,000    10,887,001      450,000/      0         $13,734,000/        0
Jeffrey A. Jones....    90,000     1,191,182            0/210,000                   0/4,853,100
Mindy C. Meads......    92,500     1,912,695      112,500/ 45,000           3,163,850/1,055,700
Lee Eisenberg.......    76,000     1,063,068      101,000/ 45,000           1,907,220/1,055,700
Francis P. Schaecher    12,000       243,000       34,000/ 41,000             556,061/  824,251

--------
(1) Upon exercise of an option, an individual does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.
(2) Calculated based upon the closing price of the Company's Common Stock ($49.02) on the New York Stock Exchange on February 1, 2002.

Performance Graph

   The following graph presents the cumulative total shareholder return of the Company, the Value Line Retail Index and the Standard & Poor's MidCap 400 Index for a five year period. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends. The Company's Common Stock is included in both the Value Line Retail Index and the Standard & Poor's MidCap 400 Index. In addition to the Company, 39 retailers (including catalog companies) comprise the Value Line Retail Index. The dollar amounts shown on the following graph assume that $100 was invested on February 1, 1997 in Company Common Stock, stocks constituting the Value Line Retail Index and stocks constituting the Standard and Poor's MidCap 400 Index with all dividends being reinvested. The January 31st dates shown on the following graph do not correspond exactly with the last day of the Company's fiscal year in calendar years 1998, 1999, 2000, 2001 and 2002.

                     Comparison of Five-Year Total Return
   Among Lands' End, Inc., Value Line Retail Index and S&P MidCap 400 Index
                                    [CHART]

            Land's End, Inc.    Value Line Retail Index    S&P MidCap 400 Index
1/31/1998         139                     109                       125
1/31/1999         114                     137                       146
1/31/2000         121                     120                       169
1/31/2001         105                     146                       209
1/31/2002         173                     205                       202

                                Value of $100 invested on February 1, 1997 at
                                ---------------------------------------------
                                1/31/98       1/31/99 1/31/00 1/31/01 1/31/02
                                -------       ------- ------- ------- -------
        Lands' End, Inc........  $139          $114    $121    $105    $173
        Value Line Retail Index   109           137     120     146     205
        S&P MidCap 400 Index...   125           146     169     209     202

                            PRINCIPAL SHAREHOLDERS

   The following table shows certain information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by each director and nominee for director of the Company, the Chief Executive Officer and each of the other most highly compensated executive officers of the Company, and the directors and executive officers as a group. The following table also sets forth information concerning each person known to the Company as of March 29, 2002 to be the ''beneficial owner'' (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 29, 2002 and has been supplied by each of the persons included in the table.

                                                                           Percent
Beneficial Owners                                                 Amount   of Class
-----------------                                               ---------- --------
Gary C. Comer(1)............................................... 15,648,309  52.15%
  Address: 20875 Crossroads Circle, Suite 100;
  Waukesha, WI 53186
Richard C. Anderson(2).........................................  1,151,010   3.83%
Cheryl Francis.................................................      4,000      *
Richard C. Marcus..............................................      4,000      *
Paul D. Schrage................................................      4,000      *
Eliot Wadsworth................................................     54,000      *
David F. Dyer(3)...............................................    463,431      *
Jeffrey A. Jones...............................................        -0-      *
Mindy C. Meads(4)..............................................    112,500      *
Lee Eisenberg(5)...............................................    102,500      *
Francis P. Schaecher(6)........................................     94,000      *
All directors and executive officers as a group (11 persons)(7) 17,637,750  57.39%

--------
*Less than 1%.
(1) Share amount shown includes (i) 232,968 shares of the Company's Common Stock held by a trust for the benefit of Mr. Comer and his family as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein and (ii) 1,942,933 shares of the Company's Common Stock held by trusts for the benefit of Mr. Comer's family as to which he disclaims beneficial ownership.
(2) Share amount shown includes (i) exercisable options for 25,000 shares of Company Common Stock granted to Mr. Anderson under the DSOP, (ii) 20,084 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson and his family as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, (iii) 87,916 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson's family as to which he disclaims beneficial ownership and (iv) 205,105 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson's family as to which he disclaims beneficial ownership.
(3) Share amount shown includes exercisable options for 450,000 shares of Company Common Stock granted to Mr. Dyer under the Stock Option Plan.
(4) Share amount shown includes exercisable options for 112,500 shares of Company Common Stock granted to Ms. Meads under the Stock Option Plan.
(5) Share amount shown includes exercisable options for 101,000 shares of Company Common Stock granted to Mr. Eisenberg under the Stock Option Plan.
(6) Share amount shown includes exercisable options for 34,000 shares of Company Common Stock granted to Mr. Schaecher under the Stock Option Plan.
(7) Share amount shown includes exercisable options for 722,500 shares of Company Common Stock granted to certain executive officers under the Stock Option Plan and certain directors under the DSOP.

                APPROVAL OF AMENDMENT TO THE STOCK OPTION PLAN

   The Company seeks shareholder approval of an amendment to the Stock Option Plan (the ''Plan Amendment''). The Plan Amendment was approved by the Board of Directors in March 2002. The change increases the total number of shares of Company Common Stock that may be issued under the Plan from 5,500,000 to 6,700,000. The Board of Directors believes that the Plan Amendment is necessary for the Company to be able to continue to provide appropriate incentives to key employees and to encourage greater teamwork through rewards linked to increases in the price of Common Stock. Further, the Board of Directors considers the Plan Amendment to be an integral part of its market-competitive compensation program that enhances the Company's ability to retain a superior management team. As of April 1, 2002, a total of 2,695,140 shares of Company Common Stock have been issued pursuant to the exercise of stock options awarded under the Plan. In addition, a total of 2,733,000 stock options are currently outstanding.

   The Board of Directors recommends that shareholders vote ''FOR'' the approval of the Plan Amendment.

   The complete text of the Stock Option Plan reflecting all amendments to date and the Plan Amendment is set forth in Appendix A attached to this Proxy Statement and should be read in its entirety by shareholders. The following summary of the Stock Option Plan is qualified in its entirety by Appendix A. For additional information regarding stock options granted to certain officers, see ''Executive Compensation'' above.

General

   The Company's Stock Option Plan has been maintained by the Company since 1990. Under the Stock Option Plan, officers and key employees designated by the Compensation Committee are granted stock options to purchase shares of the Company's Common Stock. Options are granted under the Stock Option Plan with an exercise price equal to the fair market value per share of the Company's Common Stock on the date of grant.

   The purpose of the Stock Option Plan is to provide officers and key employees of the Company with additional incentive to increase their efforts on the Company's behalf and to remain in or enter into the employ of the Company by granting such employees incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the ''Internal Revenue Code'')) and/or nonqualified stock options (all options granted under the Stock Option Plan which are not incentive stock options) to purchase shares of the Company's Common Stock. The Company believes that such grants will inspire the continued efforts of its officers and key employees and the continuity of their employment with the Company.

Administration of the Stock Option Plan

   The Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the ''Committee''), which currently consists of Paul Schrage (chair), Cheryl Francis and Richard Marcus. The Committee has the full power to construe and interpret the Stock Option Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the Stock Option Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. Currently, there are approximately 142 officers and key employees of the Company participating in the Stock Option Plan.

Shares Available for Issuance under the Stock Option Plan

   There would be an aggregate of 4,004,860 shares of the Company's Common Stock available for issuance upon exercise of options to be granted under the Stock Option Plan, as proposed to be amended, which shares may be authorized and unissued shares or treasury shares, in addition to the 2,695,140 shares that have already been issued pursuant to the exercise of stock options awarded under the Stock Option Plan. The closing price of the Company's Common Stock on the New York Stock Exchange on April 1, 2002, was $43.90 per share.

Maximum Grant to Any One Employee

   The Stock Option Plan provides that any one employee may receive options with respect to no more than 1,000,000 shares of Company Common Stock in any one year.

Option Terms

   At the time the Committee approves the granting of an option to an officer or key employee, the Committee must also designate (i) the date of grant of such option (provided that such date may not be earlier than the date the option is approved by the Committee), (ii) the option price per share of Company Common Stock (provided that no option may have an option price per share of Company Common Stock of less than 100 percent of the fair market value of a share of Company Common Stock on the date of grant), (iii) the schedule and times at which such options will vest and become exercisable (provided that no option may be exercised later than December 31 of the year in which the tenth anniversary of the date of grant occurs), and (iv) whether the option will or will not constitute an incentive stock option under Section 422 of the Internal Revenue Code. The Stock Option Plan also authorizes the Committee to determine the form of option price payment (cash, Company Common Stock or a combination thereof), to issue replacement options to participants who voluntarily surrender and cancel prior options with a price per share of Company Common Stock equal to or greater than the price per share of the prior option, to accelerate the vesting and exercisability of all or part of any option, and to adjust the number and type of shares of Company Common Stock subject to the Stock Option Plan or outstanding options in order to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event.

   For administrative convenience, the Performance Compensation Committee and the Compensation Committee adopted a set of standard provisions under which most stock options are granted. These include provisions that options will have a ten-year term; that options will ordinarily vest 10% after one year, 20% after two years, 30% after three years and 40% after four years; and that vesting will accelerate upon certain events constituting a sale of the Company or a change of control.

   Except as otherwise determined by the Compensation Committee in connection with a specific option: (i) any vested but unexercised option is exercisable for one year following a participant's retirement (or until such earlier time as the option would otherwise expire or terminate on its own terms), (ii) vested but unexercised options may be exercised for one year following a termination of employment on account of death and for 180 days following a termination of employment on account of disability (or until such earlier time as the option would otherwise expire or terminate on its own terms) and (iii) if a participant ceases to be employed by the Company for reasons other than his or her disability, death or retirement, the option terminates and no portion of the terminated option will be exercisable after that date. Stock options have generally been granted with post-employment exercise periods consistent with those specifically described in the Stock Option Plan. However, the Compensation Committee has extended the post-employment exercise periods in the case of a participant's retirement or disability to three years in each case.

Amendment and Termination of the Stock Option Plan

   The Board of Directors may amend the Stock Option Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights to any option previously granted under the Stock Option Plan, or without shareholder approval (i) increase the maximum number of shares of Company Common Stock which may be issued under the Stock Option Plan (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event), (ii) extend the termination date of the Stock Option Plan or any option granted under the Stock Option Plan, or (iii) enlarge the class of employees eligible to receive options under the Stock Option Plan. The Board of Directors may terminate the Stock Option Plan at any time with respect to shares of Company Common Stock for which options have not previously been granted. Shareholder approval may also be required if there are ''material changes'' to the Stock Option Plan for purposes of Section 162(m) of the Internal Revenue Code or to comply with new legislation. The Stock Option Plan currently provides that unless terminated earlier, the Stock Option Plan will terminate at the close of business on December 31, 2004.

Federal Income Tax Consequences

   The following is intended only as a brief, general summary of the federal income tax rules relevant to stock options granted under the Stock Option Plan, and assumes (i) that any participant subject to Section 16(b) of the Securities Exchange Act of 1934 (typically, officers and directors and major shareholders of the Company) will not exercise any option granted under the Stock Option Plan before the six month anniversary of the date of grant of such option and
(ii) that the exercise of options and disposition of option shares occur during the lifetime of the participant. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

   Nonqualified Stock Options. The holder of a nonqualified stock option (''NQO'') does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction. The participant recognizes ordinary income on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date.

   If the Company complies with applicable documentation requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the NQO.

   If a participant sells shares acquired pursuant to the exercise of an NQO, the participant will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date, and will be long-term or short-term based on the length of time such shares have been held since exercise.

   Incentive Stock Options. The holder of an incentive stock option (''ISO'') does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative minimum tax on the exercise of an ISO.

   The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the ''Required Holding Periods''), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the extent that the option price exceeds the selling price. In either case, no deduction is allowed to the Company.

   If a participant disposes of option shares before the expiration of the Required Holding Periods (a ''disqualifying disposition''), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain, (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the participant as ordinary income and (iii) if the selling price is less than the option price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the participant on the disqualifying disposition.

   The amount by which the fair market value of shares of Company Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

   Exercise with Previously Owned Shares. The previous discussion assumes that all shares of Company Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Company Common Stock, the participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

Limitation on Deductibility of Executive Compensation

   Congress has enacted certain provisions into the Internal Revenue Code under which compensation paid to certain executive officers in excess of $1 million per year may not be deductible. The Company believes that compensation income recognized by its executive officers pursuant to the Stock Option Plan will be exempted from those provisions and that the Company will therefore not lose the benefit of any potential tax deductions.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors recommends that shareholders ratify the appointment of Ernst & Young LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending January 31, 2003. Arthur Andersen LLP served as the Company's independent auditors for fiscal 2002. Representatives of Ernst & Young LLP and Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions raised orally at the meeting or submitted in writing to the Company's Secretary before the meeting.

Information Regarding Change of Independent Public Accountants

   In early fiscal 2003, the Audit Committee determined to request proposals from four national accounting firms, including Arthur Andersen LLP ("Andersen"), which had been the Company's independent auditors since 1980, for the performance of audit services for the Company for fiscal 2003. Based on the proposals that were subsequently received, the Audit Committee determined to interview three of the firms, including Andersen and Ernst & Young LLP. These interviews were conducted in March 2002, at which time the Audit Committee determined to recommend to the Board of Directors that the Company dismiss Andersen as the Company's independent auditors and engage Ernst & Young LLP as the Company's independent auditors for fiscal 2003. That recommendation was accepted by the Board of Directors in late March 2002 and the Company made a public announcement to that effect. The Company is seeking shareholder ratification of the appointment of Ernst & Young LLP at the Annual Meeting.

   Andersen's reports on the Company's consolidated financial statements for each of the fiscal years ended January 26, 2001 and January 28, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Andersen's report on the Company's consolidated financial statements for fiscal 2002 does not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

   During the Company's two most recent fiscal years and through March 25, 2002 (the date that the Company filed a Current Report on Form 8-K disclosing its decision to no longer engage Andersen), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

   During the Company's two most recent fiscal years and through March 25, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of SEC Regulation S-K.

                               OTHER INFORMATION

Compliance With Section 16(a) of The Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the best of the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) forms were required for those persons, except as described below, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the fiscal year ended February 1, 2002.

   Richard C. Anderson, a member of the Board of Directors, inadvertently failed to file a Form 4 by December 10, 2001, regarding the transfer of shares of Common Stock in November 2001 from one trust for the benefit of Mr. Anderson's family to another trust for the benefit of his family as an annuity payment pursuant to the applicable trust instrument. Upon learning of the error, Mr. Anderson filed a Form 4 on April 8, 2002.

Additional Matters

   The Board of Directors is not aware of any other matters that will be presented for action at the 2002 Annual Meeting. Should any additional matters properly come before the meeting, properly signed and dated proxies will be voted on those matters by the persons named therein in accordance with the best judgment of such persons.

Submission of Shareholder Proposals

   The Company's By-Laws require that the Company be provided with written notice with respect to the nomination of a person for election as a director or the submission of any proposal at an annual meeting of shareholders. Any such notice must include certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, and must be furnished to the Company not less than 10 business days prior to such meeting. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth below.

   In addition, all shareholder proposals to be included in the Board of Directors' Proxy Statement and proxy for the 2003 Annual Meeting of shareholders must (i) be received by the Secretary of the Company not later than December 23, 2002, and (ii) satisfy the conditions established by the Securities and Exchange Commission as necessary to entitle such proposal to be included in the Proxy Statement and form of proxy.

Cost of Proxy Solicitation

   The Company will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board of Directors. In addition to using the mails, officers and other employees of the Company may solicit proxies in person and by telephone and telegraph.

Report to Shareholders

   The Company has mailed this Proxy Statement along with a copy of the Company's 2002 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2002 Annual Report are the Company's consolidated financial statements for the fiscal year ended February 1, 2002.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO THE SECRETARY, LANDS' END, INC., ONE LANDS' END LANE, DODGEVILLE, WISCONSIN 53595.

                                          By order of the Board of Directors,

                                          /s/ Robert S Osborne

                                              Robert S. Osborne
                                              Secretary

APPENDIX A

                               LANDS' END, INC.

                               STOCK OPTION PLAN

Part 1:  Identification of the Plan

   1.1 Title. The Plan described herein shall be known as the "Lands' End, Inc. Stock Option Plan" and is referred to herein as the "Plan."

   1.2 Purpose. The purpose of the Plan is to provide officers and key employees of Lands' End, Inc. (the "Company") with additional incentive to increase their efforts on the Company's behalf and to remain in or enter into the employ of the Company by granting such employees from time to time, at the discretion of the Committee:

      (a) incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) to purchase shares of common stock of the Company ("Company Shares"), and

      (b) nonqualified stock options (meaning all options granted under the Plan which are not designated by the Committee at the time of grant as incentive stock options) to purchase Company Shares.

By virtue of the benefits available under the Plan, employees who are responsible for the future growth and continued success of the Company have an opportunity to participate in the appreciation in the value of Company Shares, which furnishes such employees with an additional incentive to work for and contribute to such appreciation through the growth and success of the Company.

   1.3 Adoption and Restatement of the Plan. The Lands' End, Inc. 1990 Stock Option Plan was adopted by the Company's Board of Directors on November 27, 1990 and approved by the Company's shareholders on May 15, 1991. The Lands' End, Inc. 1990 Stock Option Plan was amended and restated by the Company's Board of Directors on October 22, 1991 and December 9, 1991 (at which time it was renamed the Lands' End, Inc. Second Amended and Restated 1990 Stock Option
Plan) which amendments were approved by the Company's shareholders on May 20, 1992. The Lands' End, Inc. 1990 Second Amended and Restated Stock Option Plan was further amended and restated by the Company's Board of Directors on December 10, 1993 and April 15, 1994 (at which time it was renamed the Lands' End, Inc. Stock Option Plan), which amendments were approved by the Company's shareholders on May 18, 1994. The Lands' End, Inc. Stock Option Plan was further amended and restated by the Company's Board of Directors on April 7, 1995, which amendment was approved by the Company's shareholders on May 17, 1995, was further amended and restated by the Company's Board of Directors on October 27, 1998 and January 29, 1999 (the "1999 Plan Amendment"), which amendment was approved by the Company's shareholders on May 19, 1999, was further amended and restated by the Company's Board of Directors on August 24, 1999, and was further amended and restated by the Company's Board of Directors on March 18, 2002, subject to approval by the Company's shareholders.

   1.4 Company Shares Reserved for the Plan. There is reserved for issuance upon the exercise of options to be granted under the Plan an aggregate of 6,700,000 Company Shares, which may be authorized and unissued shares or treasury shares and which number is subject to adjustment as provided in
Section 5.4.

Part 2:  Administration of the Plan

   2.1 Committee's Membership and Powers. The Plan will be administered by a committee of the Board of Directors of the Company (the "Committee") consisting of two or more Directors as the Board may designate from time to time, none of whom has been eligible to receive a benefit under this Plan or under any other plan of the Company entitling participants to acquire stock, stock options or stock appreciation rights for a period of at least one year prior to appointment. The members of the Committee must be "disinterested persons" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and "outside directors" as that term is defined in
Section 162(m) of the Code. No person who is appointed as a member of the Committee shall be entitled to receive any benefit under the Plan for a period of at least one year following the termination of such person's membership on the Committee. The Committee shall have the power to construe and interpret this Plan, to make all factual determinations hereunder and to establish the terms of any incentive stock options or nonqualified stock options granted hereunder. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its shareholders and in accordance with the purpose of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by all of the Committee members. The initial members of the Committee are David Heller and John Latter.

   2.2 Indemnification. Service on the Committee shall constitute service as a Director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company to the full extent provided for at any time by law, the Company's Certificate of Incorporation, the Company's By-Laws and in any insurance policy or other agreement intended for the benefit of the Company's Directors.

Part 3:  Plan Participants

   Participants will consist of such officers and key employees of the Company as the Committee in its sole discretion determines from time to time. Designation of a participant in any year shall not require the Committee to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider such factors as its deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

Part 4:  Terms and Conditions of Options

   4.1 Grant Date. An option shall be deemed to have been granted under the Plan on the date (the "Grant Date") designated by the Committee at the time it shall approve such option as the Grant Date of such option, provided that the Committee may not designate a Grant Date with respect to any option which is earlier than the date on which the granting of such option is approved by the Committee.

   4.2 Option Price. The option price per Company Share shall be fixed by the Committee at or before the time the Committee approves the granting of the option. However, except as provided in the following sentence, no option shall have an option price per Company Share of less than 100 percent of the fair market value of a Company Share on the Grant Date of the option. At its discretion, the Committee may issue options to a participant who, in accordance with section 5.8 hereof, has voluntarily surrendered and canceled a prior option at a price per Company Share equal to or greater than the price per Company Share of the prior option. For this purpose "fair market value" of a Company Share as of any date shall be equal to the last per share sales price reported for a Company Share for such date in The Wall Street Journal or, if no sales of Company Shares are reported for such date in The Wall Street Journal, for the next succeeding date for which sales of Company Shares are so reported in The Wall Street Journal. If sales of Company Shares are not reported for any date in The Wall Street Journal, then the "fair market value" of a Company Share as of any date shall be determined in such manner as shall be prescribed in good faith by the Committee.

   4.3 Term and Exercisability of Options. Options may "vest" and become exercisable in one or more installments upon the passage of a specified period of time as the Committee shall in each case determine in its sole discretion when the option is granted; however no option may be exercised later than December 31 of the year in which the tenth anniversary of the Grant Date of such option occurs (or any earlier date which is the last day of the term of the option). The Committee shall have authority, in its sole discretion, to accelerate the vesting and exercisability of all or part of any option granted hereunder and, subject to section 4.5 hereof, to establish restrictions or limitations with respect to the exercise of options, including, but not limited to, the period during which options may be exercised.

   4.4 Special Incentive Stock Option Terms. The terms of each incentive stock option granted under the Plan shall include those terms which are required by Section 422 of the Code and such other terms not inconsistent therewith as the Committee may determine. Each option which is designated by the Committee as an incentive stock option shall be considered to have contained from the outset such terms and provisions as shall be necessary to entitle such intended incentive stock option to the tax treatment afforded by the Code to incentive stock options under Section 422 of the Code. If any agreement covering such an intended incentive stock option granted under the Plan does not explicitly include any terms required to entitle such intended incentive stock option to the tax treatment afforded by the Code to incentive stock options, then all of such required terms and provisions shall be considered implicit in such agreement and such intended incentive stock option shall be considered to have been granted subject to such required terms and conditions. In accordance with Section 422 of the Code, the aggregate fair market value (determined as of the grant date) of the Company Shares with respect to which incentive stock options are exercisable for the first time by a participant in any given calendar year shall not exceed $100,000.

   4.5 Termination of Employment. Unless otherwise determined by the Committee, if a participant ceases to be employed by the Company for reasons other than his disability (as described in clause (c) below), retirement on or after his normal retirement date or death, the option (or any remaining unexercised portion thereof) shall terminate effective as of the date of the participant's termination of employment and no portion of the terminated option shall be exercisable after that date. Unless otherwise determined by the Committee, if a participant's termination of employment is a result of his retirement, death or disability, the following provisions shall apply with respect to such option:

      (a) If the participant's termination of employment is on account of his retirement at or after his normal retirement date, any unexercised portion of the option shall be exercisable during the 12 months following the retirement date (unless earlier terminated) and shall terminate on the |first anniversary of the date of the termination of his employment (or such earlier time when the option would otherwise expire or terminate on its own terms) whether or not such option or options were exercisable on the retirement date under the provisions of the applicable agreements relating thereto. To the extent that any such unexercised portion of the option is not exercised within three months following the date of termination of employment, it cannot be exercised as an incentive stock option but only as a nonqualified stock option.

      (b) If the participant's termination of employment is on account of his death, any vested but unexercised portion of the option shall be exercisable during the 12 months following the date of death (unless earlier terminated) and shall terminate on the first anniversary of the date of death (or such earlier time when the option would otherwise expire or terminate on its own terms). Vested options may be exercised by the participant's estate or any person who acquired the right to exercise the option by bequest, inheritance or the laws of descent and distribution. (c) If the participant's termination of employment is on account of his disability, any vested but unexercised portion of the option shall be exercisable during the six months following the termination of employment (unless earlier terminated) and shall terminate on the 180th day following the termination of his employment (or such earlier time when the option would otherwise expire or terminate on its own terms). In such event, vested options may be exercised by the participant or his guardian. For this purpose a participant shall be considered "disabled" if the Committee determines in good faith that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

   4.6 Method of Exercising Options. An option may be exercised only by a written notice to the Company accompanied by payment of the full option price which, in the discretion of the Committee, may be made in any one or any combination of the following: cash, certified or official bank check, or delivery of Company Share certificates endorsed in blank or accompanied by executed stock powers evidencing Company Shares whose value shall be deemed to be the "fair market value" (as determined in accordance with Section 4.2 hereof) on the date of exercise of such Company Shares.

   4.7 Maximum Grant. In accordance with Section 162(m) of the Code, the maximum number of Company Shares with respect to which options may be granted to any one participant in any twelve month period is 1,000,000 (as proportionately adjusted for all stock splits, stock dividends and other recapitalizations occurring after the Latest Restatement Date).

Part 5:  General Provisions

   5.1 Option Agreement. No person shall have any rights under any option granted under this Plan unless and until the Company and the person to whom such options shall have been granted shall have executed and delivered an agreement expressly granting the option to such person and containing provisions setting forth the terms of the option.

   5.2 Shareholder Rights. A participant shall not have any dividend, voting or other shareholder rights by reason of a grant of an option prior to the issuance of any Company Shares pursuant to the proper exercise of all or any portion of such option.

   5.3  Transferability of Options.

   (a) Permitted Transfers. Other than by will or the laws of descent and distribution, each Option granted under this Plan shall be transferable only to a member of a participant's Family Group (the "Permitted Transferees") and only if not transferred for value. A Permitted Transferee may make subsequent transfers to any person who would also be a Permitted Transferee of the participant. If a participant or Permitted Transferee transfers an Option pursuant to this Section 5.3, he or she must give the Company prompt written notice of such transfer and the transfer shall only be effective upon the Company's receipt of such notice. An Option shall be exercisable during the participant's lifetime only by such participant, his or her guardian in the event of disability or, upon transfer, the Permitted Transferee. "Family Group" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the participant) control the management of the assets, and any other entity in which these persons (or the participant) own more than fifty percent of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or the participant) in exchange for an interest in that entity.

   (b) Death. In the event of the death of a participant, exercise shall be made only:

      (i) by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution; and

      (ii) to the extent that the deceased participant was entitled thereto at the date of his death.

   5.4 Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Company Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, combination, split-up, spin-off, repurchase or exchange of Company Shares or other securities of the Company, issuance of warrants or other rights to purchase

Company Shares or other securities of the Company, or other similar corporate transaction or event affects the Company Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Company Shares (or other securities or property) which thereafter may be made the subject of options, (b) the number and type of Company Shares (or other securities or property) subject to outstanding options, and (c) the grant, purchase, or exercise price with respect to any options, or, if deemed appropriate, make provision for a cash payments to the holder of an outstanding option.

   5.5 Withholding of Taxes. The Company shall be entitled, if the Committee (or any financial officer designated by it) considers it necessary or desirable, to withhold (or secure payment from the participant in lieu of withholding) the amount of any withholding or other payment required of the Company under the tax withholding provisions of the Code, any state's income tax act or any other applicable law with respect to any Company Shares issuable under such participant's exercised options, and the Company may defer issuance unless indemnified to its satisfaction with respect to payment of such withholding or other tax. Subject to such rules as the Committee may adopt, participants may satisfy this obligation, in whole or in part, by an election to have the number of Company Shares received upon exercise of any option reduced by a number of Company Shares having a "fair market value" (as determined in accordance with Section 4.2 hereof) equal to the amount of the required withholding to be so satisfied or to surrender to the Company previously held Company Shares having an equivalent fair market value.

   5.6 No Employment Rights Conferred. Nothing in the Plan or in any option granted under the Plan shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company at any time to terminate his employment with or without cause or to adjust his compensation.

   5.7  Disposition of Company Shares.

   (a) Unless otherwise specifically authorized by the Committee, participants may not dispose of, sell or otherwise transfer any Company Shares acquired upon exercise of options granted under the Plan for a period of six months following the Grant Date.

   (b) As a condition of participation in the Plan, each participant agrees that he will give prompt notice to the Committee of any disposition of Company Shares acquired upon the exercise of an incentive stock option if such disposition occurs within either two years after the Grant Date of an incentive stock option or one year after the receipt of such Company Shares by the participant following his exercise of the incentive stock option.

   5.8 Cancellation of Options. By express written agreement a participant and the Committee may agree that any previously granted option is thereby canceled as of the date of the agreement and, at its discretion, the Committee may subsequently grant to such a participant who has voluntarily surrendered and canceled a prior option one or more new or substitute similar or different options under the Plan.

   5.9 Continued Availability of Company Shares Under Unexercised Options. If an option granted under the Plan terminates or expires without being wholly exercised or if Company Shares as to which an option has been exercised shall for any reason not be issued, a new option may be granted under the Plan covering the number of Company Shares to which such termination, expiration, failure to issue or reacquisition related.

   5.10 No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any option agreement or any option granted under the Plan or any rule or procedure established by the Committee.

   5.11 Choice of Law. Each option granted under the Plan shall be considered to be a contract under the laws of the State of Wisconsin and, for all purposes, the Plan and each option granted under the Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

   5.12 Successors. This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

   5.13 Severability. If any provision of the Plan or an option agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, and the Plan and such agreement shall each be construed and enforced as if the invalid provisions had never been set forth therein.

   5.14 Performance Compensation. All options granted under the Plan are intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code. In the event that any provision of the Plan would cause any option granted under the Plan to be treated as other than "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be deemed automatically amended to the extent necessary to cause all options granted under the Plan to be treated as "performance-based compensation" within the meaning of Section 162(m) of the Code.

Part 6:  Amendment and Termination

   6.1 Amendment. The Board of Directors may amend the Plan from time to time, in its sole discretion, but no amendment shall:

      (a) without a participant's consent impair his rights to any option theretofore granted; or

      (b) without the authorization and approval of the Company's shareholders
   (i) increase the maximum number of Company Shares which may be issued in the aggregate under the Plan, except as provided in subsection 5.4, (ii) extend the termination date of the Plan or of any option granted under the Plan,
   (iii) enlarge the class of employees eligible to receive options under the Plan or (iv) create "material changes" to the Plan for purposes of Section 162(m) of the Internal Revenue Code.

   6.2 Termination. The Board of Directors may terminate the Plan at any time with respect to Company Shares for which options have not theretofore been granted. Unless earlier terminated, the Plan will terminate at the close of business on December 31, 2004. Following the termination of the Plan, no further options may be granted under the Plan; however, all options which prior to the Plan termination have not expired, terminated or been exercised or surrendered may be exercised thereafter in accordance with their terms and the terms hereof, and the Committee shall continue to have its full powers under the Plan, except with respect to the granting of options under the Plan.

                            [MAP] LANDS'END
SITE MAP

[GRAPHIC]

LANDS' END, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY INTERNET--www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE--1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL--
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to LANDS' END, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                     LANDS3
                                              KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

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LANDS' END, INC.

Election of Directors

1. To elect three members of the Board of Directors of the Company to serve until the annual meeting of shareholders in 2005, and until their successors are duly elected and qualified.

   Nominees: 01) David F. Dyer
             02) Cheryl A. Francis
             03) Richard C. Marcus

  For      Withhold    For All
  All        All        Except
  [ ]        [ ]          [ ]

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.


---------------------------------------------------

Vote On Proposals

2. To approve the amendment to the Company's Stock Option Plan.

For   Against    Abstain
[ ]     [ ]         [ ]

3. To ratify the appointment of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending January 31, 2003.

For   Against    Abstain
[ ]     [ ]         [ ]


4. In their discretion, the Proxies are authorized to consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

For comments, please check this box and write them on the back where
indicated.                   [ ]

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


----------------------------------------

----------------------------------------
Signature [PLEASE SIGN WITHIN BOX]  Date

----------------------------------------

----------------------------------------
Signature (Joint Owners)            Date

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











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                                LANDS' END, INC.
                      ANNUAL MEETING OF SHAREHOLDERS - MAY 22, 2002 This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gary C. Comer, David F. Dyer and Robert S. Osborne as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Lands' End, Inc. held of record by the undersigned on March 29, 2002, at the Annual Meeting of Shareholders to be held on May 22, 2002, or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of the nominees listed in Item 1, FOR Proposal 2 and FOR Proposal 3.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.


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                (If you noted any address changes/comments above,
                 please mark corresponding box on other side.)

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